EXHIBIT 10.1
RELEASE AND SEVERANCE AGREEMENT
This Release and Severance Agreement (the “Agreement”) will confirm the understanding of Federal Signal Corporation and Kimberly Dickens (“Employee”) in connection with the termination of Employee’s employment with Federal Signal Corporation (the “Company”). We have reached Agreement upon the following arrangements.
The effective date of Employee’s separation from employment with the Company will be March 7, 2008 (the “Separation Date”). The Company agrees to pay Employee the following severance benefits (“Severance Benefits”) pursuant to the Company’s Executive General Severance Plan: (1) the sum of $307,362, which is an amount equal to the sum of (i) the Employee’s Base Salary, and (ii) the Employee’s target annual bonus; and (2) the sum or $l6,120, which is an amount equal to the Employee’s unpaid prorated target annual bonus for the plan year in which the Separation Date occurs; in each case, less any applicable taxes including federal employment withholding taxes that are payable in connection with this amount. In accordance with IRS Code provision 409A final regulations, this amount will be paid to Employee in a lump sum when this Agreement becomes binding upon the expiration of the revocation period referenced below. Employee understands that as a condition of receiving these Severance Benefits under the Company’s Executive General Severance Plan, the Employee is required to sign the general waiver and release in the form included in this Agreement. No Severance Benefits will be paid to the Employee until the release contained herein becomes irrevocable in accordance with its terms. Employee further understands that any vacation pay or other wages due to Employee will be paid separately with appropriate employment taxes withheld and the receipt of such wages is in no way contingent upon the signing of this Agreement. Nothing herein shall change or have an effect on any wages, pension, retirement or other employee benefits Employee may be entitled to under any Company retirement or benefit programs. Any monies owed the Company by Employee may be deducted from the monies and the Severance Benefits, in accordance with applicable law. The Severance Benefits shall not be considered or counted as “compensation” for purposes of any of the Company’s welfare or pension benefit plans which provide benefits based, in any part, on compensation.
As further Severance Benefits, the Company also agrees to continue any applicable welfare benefits of medical insurance, dental insurance and group term life insurance (life insurance continues for Employee only) that Employee receives for 18 months following the Separation Date at the same premium cost, and at the same coverage level, as were in effect as of the Employee’s Separation Date, pursuant to the terms of the Company’s Executive General Severance Plan and COBRA. Employee will receive notification from and shall make monthly COBRA premium payments to Hewitt Associates “Your Benefits Resource” in accordance with Hewitt’s administrative procedures. If Employee fails to make COBRA payments, Employee’s COBRA coverage will be cancelled. Employee must complete all necessary paperwork within the prescribed time period in order to receive this benefit. Notwithstanding the foregoing, during the eighteen (18) months the Company continues the welfare benefits at the active employee rate, in the event the premium cost and/or level of coverage shall change for all employees of the Company, the cost and or coverage level, likewise, shall change in a corresponding manner for Employee. In addition, the continuation of these welfare benefits shall be discontinued prior to the end of the period described above if any required premium is not paid in full on time, the employee becomes covered under another group health plan, the employee becomes entitled to Medicare benefits (under Part A, Part B, or both), or the company ceases to provide any group health plan for its employees. Continuation may also be terminated for any reason the plan providing such coverage would terminate coverage of a participant or an eligible dependent.
The Company makes this Agreement to avoid the cost of defending any possible lawsuit. Employee acknowledges that by making this Agreement the Company does not admit that it has done anything wrong. Employee understands that he/she has a period of forty five (45) days to review and consider this Agreement before signing it. He/She may use as much of this 45-day period as he/she wishes in making his/her decision. Employee further acknowledges that he/she may revoke the signed Agreement within seven (7) days after its signing. Any such revocation must be in writing and received by Jennifer Sherman in the Legal Department at Federal Signal Corporation in Oak Brook, Illinois within the seven (7) day period. Payment of the Severance Benefits described above will only begin after this Agreement becomes binding which takes place when the revocation period runs out seven days after the date of Employee’s signature.
Employee is strongly encouraged to consult with an attorney before signing this Agreement, however, whether he/she does so or not is his/her decision. Employee acknowledges that he/she has been advised that he/she should be represented by an attorney throughout the negotiation of the terms of this Agreement.
As further consideration of the Severance Benefits described above, Employee agrees to the following terms and conditions:
     1. General Release. Employee, on behalf of himself/herself and his/her heirs, executors, administrators, attorneys and assigns, hereby waives, releases and forever discharges the Company and its subsidiaries, divisions and affiliates, whether direct or indirect, its and their joint ventures and joint venturers (including its and their respective directors, officers, employees, shareholders, partners and agents, past, present, and future), and each of its and their respective successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all known or unknown actions, causes of action, claims or liabilities of any kind which have been or could be asserted against the Releasees arising out of or related to Employee’s employment with and/or separation from employment with the Company and/or any of the other Releasees and/or any other occurrence up to and including the date that Employee signs this Agreement, including but not limited to:
(a)	claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), the Employee Retirement Income Security Act, as amended, the Rehabilitation Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act (to the extent permitted by law), and/or any other federal, state, municipal, or local employment discrimination statutes (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or

(b)	claims, actions, causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or

(c)	any other claim whatsoever including, but not limited to, claims for severance pay under any voluntary or involuntary severance/separation plan, policy or program maintained by the Releasees, claims for attorney’s fees, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to his/her employment with and/or separation from employment with the Company and/or any of the other Releasees.
Employee understands and agrees that he/she is releasing the Company from any and all claims by which he/she is giving up the opportunity to recover any compensation, damages, or any other form of relief in any proceeding brought by him/her or on his/her behalf. Notwithstanding the foregoing, this Agreement is not intended to operate as a waiver of any retirement or pension benefits that are vested, the eligibility and entitlement to which shall be governed by the terms of the applicable plan. Nor shall this Agreement operate to waive or bar any claim or right which — by express or unequivocal terms of law — may not under any circumstances be waived or barred. Moreover, this Agreement shall not operate to waive rights, causes of action or claims under the ADEA if those rights, causes of action or claims arise after the date Employee signs this Agreement. Nor shall this Agreement preclude Employee from challenging the validity of the Agreement under the ADEA.
     2. Covenant Not to Sue. Except for those claims, causes of action or rights explicitly excluded from release in Paragraph 1 above, Employee agrees that he/she will never file or accept anything of value from a lawsuit concerning any claim, issue, or matter relating to or arising out of employment with the Company, the cessation of employment, the compensation or benefits payable in connection with employment or termination of employment, or any other interaction with the Company prior to the parties’ execution of this Agreement. Should Employee violate any aspect of this Paragraph, Employee agrees: (a) that the lawsuit is null and void, and must be summarily withdrawn and/or dismissed; (b) to pay all costs, expenses, and damages incurred by the Company in responding to or as a result of any lawsuit brought by Employee that breaches this Agreement, including reasonable attorneys’ fees; (c) to pay all costs and expenses incurred by the Company in seeking enforcement of this Agreement, including reasonable attorneys’ fees; and (d) to return the Severance Pay pursuant to this Agreement — save $500 — within fourteen (14) days of written demand by the Company. In the event this reimbursement provision is triggered, Employee agrees that the remaining provisions of this Agreement shall remain in full force and effect.
     3. Further Release and Acknowledgment. To the extent permitted by law, Employee further waives his/her right to any monetary recovery should any federal, state, or local administrative agency pursue any claims on his/her behalf arising out of or related to his/her employment with and/or separation from employment with the Company and/or any of the other Releasees. Employee also acknowledges that he/she has not suffered any on-the-job injury for which he/she has not already filed a claim. Employee acknowledges and agrees that the Company’s provision of the severance benefits to him/her and his/her signing of the Agreement does not in any way indicate that Employee has any viable claims against the Company or that the Company has or admits any liability to Employee whatsoever.
     4. No Reinstatement. To the extent permitted by law, Employee further waives, releases, and discharges Releasees from any reinstatement rights which he/she has or could have.
     5. Non-Disparagement, Confidentiality, Cooperation, Non-Competition, Non-Solicitation. Employee will not make any legally impermissible statements or representations that disparage, demean, or impugn the Company, including without limitation any legally impermissible statements impugning the personal or professional character of any current or former director, officer, employee or consultant for the Company. The Company agrees that it will not make any legally impermissible statements or representations that disparage, demean, or impugn the Employee, including without limitation any legally impermissible statements impugning the personal or professional character of the Employee.
Employee agrees from and after today to keep strictly confidential the existence and terms of this Agreement, and further agrees that he/she will not disclose them to any person or entity, other than to his/her immediate family, his/her attorney, and his/her financial advisor, or except as may be required by law.
Employee acknowledges that after his/her Separation Date, he/she shall not represent himself/herself to be an employee of the Company nor take any action which may bind the Company with regard to any customer, supplier, vendor or any other party with whom Employee has had contact while performing his/her duties as an employee or consultant of the Company.
Employee further agrees that for a period of one (1) year following Employee’s Separation Date, Employee will not, without the prior written consent of the Company, engage directly or indirectly (as an employee, consultant, independent contractor, officer, or in any other capacity) in any business or enterprise which is in competition with the Company or its successors or assigns. A business or enterprise will be deemed to be in competition if it is engaged in any significant business activity of the Company or its subsidiaries within the United States of America.
For a one (1) year period following Employee’s Separation Date, he/she further agrees that he/she will not, directly or indirectly, hire away or participate or assist in the hiring away of any person employed by the Company or its affiliates on Employee’s Separation Date and he/she will not solicit nor encourage any person employed by the Company or its affiliates on or after his/her Separation Date to leave the employ of the Company or its affiliates.
Employee further agrees from and after today to make himself/herself available to the Company and its legal counsel to provide reasonable cooperation and assistance to the Company with respect to areas and matters in which Employee was involved during his/her employment, including any threatened or actual investigation, regulatory matter and/or litigation concerning the Company, and to provide to the Company, if requested, information and counsel relating to ongoing matters of interest to the Company. To the extent that the Company requests cooperation and assistance of Employee for any matter that will require Employee’s involvement over any extended period of time, the Company will compensate Employee at the rate of $150 per hour for the time spent by Employee in rendering such cooperation and assistance, provided that Employee has received the advance written approval of an officer of the Company for the anticipated time/expenses required by Employee. The Company will, of course, take into consideration Employee’s personal and business commitments, will give Employee as much advance notice as reasonably possible, and ask that Employee be available at such time or times as are reasonably convenient to Employee and the Company. The Company agrees to reimburse Employee for the actual out-of-pocket expenses Employee incurs as a result of his/her complying with this provision, subject to Employee’s submission to the Company of documentation substantiating such expenses as the Company may require.
Proprietary information, confidential business information and trade secrets (hereinafter collectively “Confidential Information”) which became known to Employee as an employee of the Company remains the property of the Company. Such Confidential Information includes, but is not limited to, materials, records, books, products, business plans, business proposals, software, personnel information and data of the Company and its affiliates and its customers, but excludes information which is generally known to the public or becomes known except through Employee’s actions. Employee agrees from and after today that he/she will not at any time, directly or indirectly, disclose Confidential Information to any third party or otherwise use such Confidential Information for Employee’s own benefit or the benefit of others. Also, Employee acknowledges that he/she remains bound by the terms and conditions of the applicable provisions of the Company’s Code of Business Conduct.
Employee acknowledges that the provisions of this Paragraph 5 are reasonable and not unduly restrictive of his/her rights as an individual and warrants that as of the date Employee signs this Agreement, Employee has not breached any of the provisions of this Paragraph 5. Employee further acknowledges that in the event that he/she breaches any of the provisions of this Paragraph 5, such breach will result in immediate and irreparable harm to the business and goodwill of the Company and that damages, if any, and remedies at law for such breach would be inadequate.
     6. Consequences of Breach of Non-Disparagement, Confidentiality, Cooperation, Non-Competition and Non-Solicitation Provisions. Employee further acknowledges and agrees in the event that he/she breaches the provisions of Paragraph 5 above, (a) the Company will be subject to irreparable injury and shall be entitled to apply without bond for an injunction to restrain such breach and for such further relief as the courts may deem just and proper, (b) the Company shall not be obligated to continue the availability or payment of Severance Benefits to Employee, and (c) Employee shall be obligated to pay to the Company its costs and expenses in enforcing the Company’s non-disparagement, confidentiality, cooperation, non-competition, non-solicitation provisions of this Agreement and the provisions of Paragraph 5 above (including court costs, expenses and reasonable legal fees). The Company agrees that if its non-disparagement covenant contained above in paragraph 5 above is breached, it shall be obligated to pay to the Employee, the costs and expenses, including reasonable attorney’s fees and court costs incurred by Employee in enforcing the non-disparagement provision of paragraph 5 above.
     7. Company Property/Expenses. Employee agrees to promptly return to the Company (as soon as practicable following the Separation Date) all Company property, including, but not limited to, Company car,, information technology equipment, documents and records and other physical or personal property of the Company in Employee’s possession or control, and agrees not to keep, transfer or use copies or excerpts of the foregoing items. Company and Employee agree that Employee may retain possession of the cell phone Employee received in connection with her employment, provided that Employee agrees Employee is solely responsible for all bills or amounts owed in connection with use of said cell phone from and after the Separation Date. Employee agrees to execute any documentation necessary to effect/evidence the aforementioned agreement to remove Company from any account responsibility and ensure exclusive billing of the cell phone to Employee’s account. Employee agrees that all business expenses for which he/she is entitled to reimbursement are documented and submitted for approval on a timely basis and any final expenses are submitted within ten (10) days after the Separation Date.
     8. Additional Information. Attached as Exhibit A to this Agreement is information to which Employee is entitled under the ADEA.
     9. Time to Consider Agreement. Employee acknowledges that he/she has been given at least forty-five (45) days to consider this Agreement thoroughly and he/she was encouraged to consult with his/her personal attorney at his/her own expense, if desired, before signing below. He/She further agrees that any changes made to this Agreement will not restart the running of the 45-day period referenced herein.
     10. Time to Revoke Agreement. Employee understands that he/she may revoke this Agreement within seven (7) days after its signing and that any revocation must be made in writing and submitted within such seven day period to Jennifer Sherman, General Counsel, Federal Signal Corporation, 1415 West 22nd Avenue, Suite 1100, Oak Brook, IL 60523. Employee further understands that if he/she revokes this Agreement, he/she shall not receive the Severance Benefits.
     11. Consideration. Employee also understands that the Severance Benefits which he/she will receive in exchange for signing and not later revoking this Agreement are in addition to anything of value to which he/she is already entitled.
     12. RELEASE INCLUDES UNKNOWN CLAIMS. EMPLOYEE FURTHER UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
     13. Severability. Employee acknowledges and agrees that if any provision of this Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Agreement shall continue in full force and effect.
     14. Governing Law. This Agreement is deemed made and entered into in the State of Illinois, and in all respects shall be interpreted, enforced and governed under applicable federal law and in the event reference shall be made to State law the internal laws of the State of Illinois shall apply, without reference to its conflict of law provisions. Any dispute under this Agreement shall be adjudicated by a court of competent jurisdiction in the State of Illinois. Notwithstanding the foregoing, in accordance with Article 6.2 of the Executive General

Severance Plan dated November 2006 (the “Plan”), the Parties shall have the right and option (in lieu of litigation) to have any dispute or controversy arising under or in connection with the Plan settled by arbitration, subject to the limitations set forth in Article 6.2.
     15. Knowing And Voluntary Waiver and Release. Employee further acknowledges and agrees that he/she has carefully read and fully understands all of the provisions of this Agreement and that he/she voluntarily enters into this Agreement by signing below. Employee is encouraged to consult with an attorney of his/her choice at his/her own expense prior to signing this Agreement.
     16. General Matters. Employee acknowledges and agrees that in signing this Agreement he/she does not rely and has not relied on any representation or statement by the Company or by its employees, agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Agreement.
     The language of all parts of this Agreement shall be construed according to its fair meaning, and not strictly for or against either party. The provisions of this Agreement shall survive any termination of this Agreement when necessary to effect the intent and terms of this Agreement expressed herein.
     No modification of any provision of this Agreement shall be effective unless made in writing and signed by Employee and a duly authorized senior executive of the Company. This Agreement shall not be assignable by Employee.

/s/ Kimberly Dickens

(Signature)

3/19/08

(Date)

/s/ K. Pitelka

(Witness)

/s/ Jodi Wilson

(Company Representative)

STATE OF	ILLINOIS	)

) SS:
COUNTY OF	DUPAGE	)

     The undersigned, notary public in and for the above county and state, certifies that Kimberly Dickens, known to me to be the same person whose name is subscribed to the foregoing Agreement, appeared before me in person and acknowledged signing and delivering the instrument as his/her free and voluntary act, for the uses and purposes therein set forth.
     Dated: March 19th, 2008

/s/ K. Pitelka

Date Commission Expires: 08/08/09